Exhibit 21

Subsidiaries of Registrant

General Electric's principal affiliates as of December 31, 1999, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

Affiliates of Registrant included in Registrant's Financial Statements
	Percentage of voting securities directly or indirectly owned by registrant (1)	State or country of incorporation or organization
Caribe General Electric Products, Inc.	100	Delaware
GE Aircraft Engines Maintenance Services, Ltd. Wales	100	United Kingdom
GE Appliances Parts LLC	100	Delaware
GE Energy Parts Inc.	100	Delaware
GE Energy Products, Inc.	100	Delaware
GE Energy Products Europe	100	Netherlands
GE Engine Services, Inc.	100	Delaware
GE Engine Services Distribution, LLC	100	Delaware
GE Fanuc Automation North America Inc.	55	Delaware
GE Information Services, Inc.	100	Delaware
GE Lighting Tungsram RT	100	Hungary
GE Marquette Medical Systems	100	Wisconsin
GE Plastics Pacific Pte. Ltd.	100	Singapore
GE Power Systems Licensing Inc.	100	Delaware
GE Superabrasives Ireland	100	Bermuda
GE Yokogawa Medical Systems, Ltd.	75	Japan
General Electric Canadian Holdings Limited	100	Canada
General Electric Capital Services, Inc.	100	Delaware
General Electric Capital Corporation	100	New York
GE Global Insurance Holding Corporation	100	Missouri
General Electric Plastics B.V.	100	Netherlands
National Broadcasting Company, Inc.	100	Delaware
Nuovo Pignone SpA	92	Italy
Notes
(1)	With respect to certain companies, shares in names of nominees and qualifying shares in names of directors are included in above percentages.